Exhibit 23.3

October 17, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 4, 2005 and August 3, 2005 on our reviews of interim financial information of Barnes Group Inc. (the “Company’) for the three-month periods ended March 31, 2005 and 2004 and for the three-month and six-month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated October 17, 2005.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, CT